Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Revenue of $16.6 Million
Company remains on track to deliver year-over-year revenue growth and positive adjusted EBITDA for the fiscal year

Hackensack, NJ – March 12, 2026 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading translational oncology research organization, today announced its financial results for its third quarter of fiscal 2026, ended January 31, 2026.

Third Quarter and Recent Highlights:

•Record study service revenue of $16.6 million, up approximately 32% year over year
•Total revenue of $16.6 million, compared to $17.0 million in the prior-year period
•Adjusted EBITDA of $574,000; GAAP loss from operations of approximately $276,000

The Company’s third quarter reflected record service revenue driven by strong study execution and the conversion of previously booked work. As is typical in the Company’s business, quarterly revenue can fluctuate depending on study timing and completion milestones. The strong third quarter reflects, in part, the conversion of backlog that had been delayed earlier in the year and may normalize somewhat in the near term before continuing to grow as bookings expand.

Robert Brainin, CEO of Champions, commented, “We delivered strong operational performance in the third quarter, including another quarter of record study services revenue and our third consecutive quarter of positive adjusted EBITDA. While quarterly results can fluctuate in our business, we remain on track for annual growth and full-year positive adjusted EBIDTA while continuing to invest in our data platform and discovery therapeutics initiatives. We are also encouraged by the early momentum we are beginning to see in our data business and remain confident that our differentiated tumor bank, expanding capabilities, and growing customer engagement position Champions well for long-term growth.”

Exhibit 99.1

David Miller, CFO of Champions, added, “Study service revenue grew 32% year over year, benefiting in part from the conversion of previously booked work during the quarter. Total revenue declined modestly compared to the prior-year period due to the absence of the $4.5 million data license transaction recognized in the third quarter of last year.”

“Cost of sales during the quarter included more than $2 million of outsourced radiolabeling work. As this work transitions in-house over time, we expect these costs to decline and margins to improve. We also continue to invest in both our commercial organization and our data platform capabilities to expand our pipeline of opportunities and support future growth.”

Third Fiscal Quarter Financial Results

Total oncology revenue for the third quarter of fiscal 2026 was $16.6 million compared to $17.0 million for the same period last year, a decrease of 2.8%. The decline was primarily attributable to the absence of the $4.5 million data license revenue recognized in the third quarter of fiscal 2025. Excluding data, revenue increased 32% reflecting strong study execution and the conversion of bookings from earlier quarters into revenue during the third quarter.

Total costs and operating expenses for the third quarter of fiscal 2026 were $16.8 million compared to $12.5 million for the third quarter of fiscal 2025, an increase of $4.3 million or 34.3%.

For the third quarter of fiscal 2026, Champions reported a net loss of $279,000, including $423,000 in stock-based compensation, $341,000 in depreciation and amortization expenses, and a loss on equipment sale and disposal of $89,000 . This compares to net income of $4.5 million in the third quarter of fiscal 2025, which included $256,000 in stock-based compensation and $398,000 in depreciation and amortization expenses. Adjusted EBITDA, which is defined as net income excluding stock-based compensation, depreciation and amortization expenses, and a loss on the sale and / or disposal of lab equipment was $574,000 for the third quarter of fiscal 2026 compared to adjusted EBITDA of $5.1 million in the third quarter of fiscal 2025.

Cost of oncology revenue was $8.8 million, for the three months ended January 31, 2026, an increase of $2.2 million, or 33.5%, compared to $6.6 million in the same quarter of fiscal 2025. The increase was primarily driven by higher outsourced lab service costs. As the Company transitions more of this work in-house, management expects margins to improve. Oncology services margin for the quarter was 47%, compared to 61% for three months ended January 31, 2025. The margin decline reflects outsourced radiolabeling work as well as the contribution of high-margin data revenue recognized in the prior-year period. Oncology services margin and profit are defined below in our Non-GAAP financial information discussion.

Research and development expense for the three months ended January 31, 2026 was $2.3 million, an increase of $552,000 or 32.1%, compared to $1.7 million for the three months ended January 31, 2025. The increase reflected greater investment in sequencing and related activities to advance the Company’s data licensing platform. Sales and marketing expense for the quarter was $2.7 million, an increase of $860,000, or 47.6%, compared to $1.8 million in the prior year period, driven primarily by higher compensation expense to support the growth of both the data and commercial businesses. General and administrative expense for the three months ended January 31, 2026 was $3.0 million, an increase of $0.6 million, or 24.1%, compared to $2.4 million for the three months ended January 31, 2025. The increase was primarily due to higher compensation expense, including stock-based compensation, and increased IT-related costs.

Exhibit 99.1
Net cash used in operating activities was approximately $1.4 million for the three months ended January 31, 2026, primarily driven by an increase in accounts receivable and a decline in deferred revenue partially offset by an increase in accounts payable. Net cash used in financing and investing activities totaled approximately $30,000, reflecting purchases of lab and computer equipment, repayment of financing leases, and a stock options exercise.

The Company ended the quarter with cash on hand of approximately $7.1 million and no debt.

Year-to-date Financial Results

Total revenue for the nine months ending January 31, 2026 was $45.6 million, compared to $44.6 million for the same period last year, an increase of 2.2%. Total costs and operating expenses for the nine months ending January 31, 2026 were $46.2 million, compared to $38.0 million for the nine months ending January 31, 2025, an increase of $8.2 million, or 21.5%.

For the nine months ending January 31, 2026, Champions reported a net loss of $508,000, including $880,000 in stock-based compensation, $1.1 million in depreciation and amortization expenses, and a loss on the sales and disposal of equipment of $110,000. This compares to net income of $6.6 million in the nine months ending January 31, 2025, which included $523,000 in stock-based compensation and $1.2 million in depreciation and amortization expenses. Excluding stock-based compensation, depreciation and amortization, and an equipment disposal and sale losses, adjusted EBITDA was $1.5 million for the nine months ending January 31, 2026, compared to $8.3 million in the nine months ending January 31, 2025.

Cost of oncology services was $24.1 million for the nine months ended January 31, 2026, an increase of $3.0 million, or 14.1%, compared to $21.1 million for the same period in 2025. The increase was primarily driven from higher mice costs and outsourced lab services. Oncology services margin for current year period was 47% compared to 52.6% for the prior year period.

Research and development expense for the nine months ended January 31, 2026 was $7.0 million, an increase of $2.1 million, or 43.3%, compared to $4.9 million for the same period in 2025. The increase was primarily driven by greater investment in sequencing and related costs to support the development of our data platform, as well as an increase in investment in Corellia. Sales and marketing expense for the nine months ended January 31, 2026 was $6.5 million, an increase of $1.3 million, or 24.5%, compared to the prior-year period. General and administrative expense was $8.5 million, an increase of $1.7 million, or 25.0%, compared to $6.8 million for the nine months ended January 31, 2025.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its third quarter financial results. To participate in the call, please call 888-506-0062 (Domestic) or 973-528-0011 (International) and enter the access code 957548, or provide the verbal reference "Champions Oncology".
Full details of the Company’s financial results will be available on or before March 16, 2026 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

Exhibit 99.1
This press release contains “Non-GAAP financial measures,” which are measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

A further explanation and reconciliation and/or calculation of these Non-GAAP financial measures is included below and in the financial tables in this release.

The Company believes that the Non-GAAP financial measures presented facilitate an understanding of operating performance and provide a meaningful comparison of its results between periods. The Company’s management uses Non-GAAP financial measures to, among other things, evaluate its ongoing operations in relation to historical results and for internal planning and forecasting purposes. Adjusted EBITDA and Adjusted EPS represent measures that we believe are customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that these measures are useful in evaluating our core operating results. However, Adjusted EBITDA and Adjusted EPS are not measures of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income, operating income, or EPS as indicators of our operating performance or to net cash provided by operating activities as a measure of our liquidity. We believe the Company’s Adjusted EBITDA and Adjusted EPS measures provide information that is directly comparable to that provided by other peer companies in our industry, but other companies may calculate Non-GAAP financial results differently, particularly related to nonrecurring, unusual items.

Adjusted EBITDA

Adjusted EBITDA represents net income (loss) excluding the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

Adjusted Net Income (Loss) and Adjusted Earnings Per Share (EPS)

Adjusted net income (loss) (if denoted) and adjusted EPS exclude the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

Oncology Services Profit and Oncology Services Margin

Oncology Services Profit is a Non-GAAP measure calculated as oncology revenue less cost of oncology revenue. Cost of oncology revenue is comprised primarily of expenses for mice, laboratory supplies, compensation, and outsourced lab services. Oncology Services margin is a Non-GAAP measure calculated as oncology services profit divided by oncology revenue.

Management believes that Oncology Services Profit and Oncology Services margin are metrics which provide a clear view of direct profitability before research and development, sales and marketing, and administrative expenses are factored into our results. Management monitors these metrics closely as an indicator of pricing strategy effectiveness and resource utilization. These non-GAAP measures should not be considered in isolation or as a substitute for GAAP measures such as operating income (loss) and net income (loss). A reconciliation to the most directly comparable GAAP measure is provided in the accompanying tables.

Exhibit 99.1
About Champions Oncology, Inc.

Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions and innovative data platforms to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative highest-quality data through proprietary in vivo and ex vivo platforms. Through its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical and clinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.

Media Inquiries:
Gavin Cooper
Vice President, Global Marketing
gcooper@championsoncology.com
Website: https://www.championsoncology.com/
Facebook: https://www.facebook.com/championsoncology/
LinkedIn: https://www.linkedin.com/company/champions-oncology-inc-/
Twitter: @ChampionsOncol1
Instagram: https://www.instagram.com/championsoncology/

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2025 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA - (Non-GAAP) (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
Net income (loss) - GAAP	$(279)	$4,495	$(508)	$6,536
Less:
Stock-based compensation	423	256	880	523
Depreciation and amortization	341	398	1,056	1,246
Loss on equipment sale and disposal	89	—	110	—
Adjusted EBITDA - Non-GAAP	$574	$5,149	$1,538	$8,305

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
EPS – basic, GAAP	$(0.02)	$0.33	$(0.04)	$0.48
Less:
Effect of stock-based compensation on EPS	0.03	0.02	0.06	0.04
Effect of depreciation and amortization on EPS	0.02	0.03	0.08	0.09
Effect of loss on equipment sale and disposal on EPS	0.01	—	0.01	—
Adjusted EPS - basic, Non-GAAP	$0.04	$0.38	$0.11	$0.61

	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
EPS – diluted, GAAP	$(0.02)	$0.31	$(0.04)	$0.46
Less:
Effect of stock-based compensation on EPS	0.03	0.02	0.06	0.04
Effect of depreciation and amortization on EPS	0.02	0.03	0.08	0.09
Effect of loss on equipment sale and disposal on EPS	0.01	—	0.01	—
Adjusted EPS - diluted, Non-GAAP	$0.04	$0.36	$0.11	$0.59
Reconciliation of GAAP Income (Loss) from Operations to Oncology Services Profit and Oncology Services Margin - (Non-GAAP) (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
Income (loss) from operations - GAAP	$(276)	$4,499	$(618)	$6,560
Add:
Research and Development, Sales and Marketing, General and Administrative, and Loss on sale and disposal of equipment	8,001	5,923	22,118	16,911
Oncology services profit - Non-GAAP	7,725	10,422	21,500	23,471
Add: Cost of oncology revenue	8,834	6,617	24,090	21,118
Oncology revenue - GAAP	$16,559	$17,039	$45,590	$44,589
Oncology services margin - Non-GAAP	47%	61%	47%	53%

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
Oncology revenue	$16,559	$17,039	$45,590	$44,589
Cost of oncology revenue	8,834	6,617	24,090	21,118
Research and development	2,271	1,719	6,969	4,862
Sales and marketing	2,666	1,806	6,520	5,236
General and administrative	2,975	2,398	8,519	6,813
Loss on disposal of equipment	89	—	110	—
Income (loss) from operations	(276)	4,499	(618)	6,560
Other income, net	39	19	184	30
Income (loss) before provision for income taxes	(237)	4,518	(434)	6,590
Provision for income taxes	42	23	74	54
Net income (loss)	$(279)	$4,495	$(508)	$6,536

Net income (loss) per common share outstanding
basic	$(0.02)	$0.33	$(0.04)	$0.48
and diluted	$(0.02)	$0.31	$(0.04)	$0.46

Weighted average common shares outstanding
basic	13,886,797	13,700,627	13,805,647	13,620,686
and diluted	13,886,797	14,364,904	13,805,647	14,132,712

Condensed Consolidated Balance Sheets

	January 31, 2026	April 30, 2025
	(unaudited)
Cash and cash equivalents	$7,127	$9,785
Accounts receivable, net	12,067	11,204
Other current assets	991	1,369
Total current assets	20,185	22,358

Operating lease right-of-use assets, net	4,026	5,080
Property and equipment, net	3,705	4,375
Other long term assets	196	196
Goodwill	335	335
Total assets	$28,447	$32,344

Accounts payable and accrued liabilities	$9,072	$6,804
Current portion of operating lease liabilities	1,529	1,471
Other current liabilities	78	135
Deferred revenue	9,998	15,443
Total current liabilities	20,677	23,853

Non-current operating lease liabilities	3,365	4,634
Other Non-current Liability	27	85
Total liabilities	24,069	28,572

Total stockholders’ equity attributable to Champions Oncology, Inc.	4,283	3,772
Noncontrolling interest	95	—

Total stockholders' equity	4,378	3,772
Total liabilities and stockholders’ equity	$28,447	$32,344

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended January 31,
	2026	2025
Cash flows from operating activities:
Net (loss) income	$(508)	$6,536
Adjustments to reconcile net (loss) income to net cash (used in) provided by operations:
Stock-based compensation expense	880	523
Operating lease right-of use assets	1,055	881
Depreciation and amortization expense	1,056	1,246
Gain on termination of operating lease	(9)	—
Loss on sale and disposal of equipment	110	—
Allowance and estimated credit losses	(46)	(320)
Changes in operating assets and liabilities	(5,012)	(8,348)
Net cash (used in) provided by operating activities	(2,474)	518

Cash flows from investing activities:
Proceeds from sale of equipment	23	—
Purchases of property and equipment	(325)	(136)
Net cash used in investing activities:	(302)	(136)

Cash flows from financing activities:
Proceeds from the exercise of stock options	234	314
Finance lease payments	(116)	(112)
Net cash provided by financing activities:	118	202

Net (decrease) increase in cash	(2,658)	584
Cash at beginning of period	9,785	2,618
Cash at the end of period	$7,127	$3,202